Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto

thaugeto@arraybiopharma.com

(303) 386-1193

ARRAY BIOPHARMA RECEIVES ADDITIONAL $40 MILLION FUNDING COMMITMENT

Boulder, Colo., (May 19, 2009) — Array BioPharma Inc. (NASDAQ:ARRY) today announced that it has received an additional $40 million funding commitment from Deerfield Management, a leading healthcare investment organization and one of Array’s largest shareholders.  This funding commitment is in addition to the $80 million Array previously received from Deerfield in 2008.  Together with existing capital, these funds will be available to advance Array’s deep pipeline of wholly-owned small molecule drug programs in development.

“We are delighted to expand our relationship with Deerfield through securing this additional $40 million funding commitment from one of the industry’s leading healthcare investors,” said Robert E. Conway, Chief Executive Officer.  “These additional funds will allow us to aggressively advance our development pipeline and enhances our position in ongoing partnering discussions.”

In connection with Array’s right to draw the additional funds, Deerfield will receive a transaction fee of $500,000 and Array has exchanged warrants to purchase six million shares of Array’s common stock previously issued to Deerfield in connection with the prior facility at an exercise price of $7.54 per share for warrants to purchase six million shares of its common stock at an exercise price of $3.65 per share.  In addition, as part of the new agreement, the amount of Cash, Cash Equivalents and Marketable Securities Array is required to maintain under both facilities was reduced from $40 million to $20 million.

Should Array elect to draw down the additional $40 million, the interest rate on the outstanding $80 million principal will decrease from 8.5 percent to 7.5 percent annually and the new interest rate will also apply to the additional funds.  All interest will be paid monthly in cash or stock at Array’s option.  If Array’s Cash, Cash Equivalents and Marketable Securities, including amounts available under the new facility, fall below $60 million, higher interest rates will apply to both facilities.  With the incremental $40 million draw, the Company will issue six million additional warrants and pay an additional $500,000 in fees.  The additional warrants will have an exercise price equal to the greater of $3.13 or 120 percent of the volume weighted average stock price over the 15-day period prior to issuance.  These warrants contain substantially identical terms as the previously issued warrants and will be exercisable six months from the date the funds are drawn down under the new facility.  Array can draw down the additional $40 million at any time between June 29, 2009 and September 30, 2009 upon 15 days’ prior notice.

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Amounts equal to 15 percent of milestone and upfront payments received by Array under partnering agreements signed after January 1, 2011 will be allocated to principal repayments on the incremental $40 million.

The warrants expire and the original and new loans mature on April 29, 2014.  Prepayment of principal may be made at the Company’s option with shares of common stock, subject to certain restrictions, or in cash.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory and metabolic diseases.  Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing and our ability to fund certain of our proprietary drug programs and our obligations under the prior Facility Agreement and the new Facility Agreement with Deerfield. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2008, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of May 19, 2009. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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